Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Advanced Environmental Recycling Technologies, Inc. Registration Statements on Form S-3 (No. 333-42555), Form S-3 (No. 333-93763), Form S-3 (No. 333-147679) and Form S-8 (No. 333-120604) of our report dated March 26, 2010, relating to our audits of the financial statements, included in and incorporated by reference in the Annual Report on Form 10-K of the Company for the year ended December 31, 2009.  Our report dated March 26, 2010, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ HOGANTAYLOR LLP

Fayetteville, Arkansas
March 26, 2010